Exhibit 8.1

May 18, 2021

Nicolet Bankshares, Inc.

111 N. Washington Street

Green Bay, Wisconsin 54301

Mackinac Financial Corporation

130 South Cedar Street

Manistique, Michigan 49854

Re:  Agreement and Plan of Merger by and between Nicolet Bankshares, Inc. and Mackinac Financial Corporation

To the Boards of Directors:

We have acted as counsel to Nicolet Bankshares, Inc., a Wisconsin corporation (“Nicolet”), in connection with the Merger, as defined and described in the Agreement and Plan of Merger dated as of April 12, 2021 (the “Merger Agreement”) by and between Nicolet and Mackinac Financial Corporation, a Michigan corporation (the “Company”). As set forth in the Merger Agreement, the parties intend for the Merger to qualify as a “reorganization” within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and intend for the Merger Agreement to constitute a “plan of reorganization” within the meaning of section 1.368-2(g) of the Treasury regulations promulgated thereunder (the “Regulations”). Unless otherwise indicated, each capitalized term has the meaning ascribed to it in the Merger Agreement. This opinion is being delivered in connection with the Registration Statement on Form S-4 (as amended, the “Registration Statement”) filed by Nicolet with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended.

In connection with this opinion, we have examined and are familiar with originals and copies, certified or otherwise identified to our satisfaction, of the (i) the Merger Agreement, (ii) the Registration Statement, (iii) the letters of representation issued to us by Nicolet and the Company and dated as of May 17, 2021 and May 18, 2021, respectively (the “Tax Representation Letters”), and (iv) such other documents as we deem necessary or appropriate in order to enable us to render this opinion. In all our examinations, we have assumed, or will assume, the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies or drafts.

In rendering our opinion, we have assumed, with your permission, that (i) the Merger will be effected in accordance with the Merger Agreement, (ii) the information set forth in the Registration Statement and Merger Agreement is true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, and (iii) the parties have complied with, and if applicable, will continue to comply with, the covenants contained in the Merger Agreement. We have also assumed that any representations made in the Merger Agreement or the Tax Representation Letters “to the knowledge of” or based upon the belief of Nicolet and the Company, or otherwise similarly qualified, are true, correct, and complete and will remain true, correct and complete at all times up to and including the Effective Time, in each case without such qualification.

In rendering our opinion, we have considered the applicable provisions of (i) the Code as in effect on the date hereof, and our interpretations of the Code, (ii) the applicable Regulations as currently in effect, (iii) current administrative interpretations by the Internal Revenue Service of the Code and the Regulations as they apply to reorganizations, and (iv) existing judicial decisions, all of which are subject to change or modification at any time (possibly with retroactive effect) and such other authorities as we have considered relevant.

Nicolet Bankshares, Inc. Mackinac Financial Corporation May 18, 2021 Page 2

Based upon and subject to the foregoing information and assumptions, and subject to the qualifications and limitations set forth herein, we are of the opinion that (a) the discussion set forth in the Registration Statement under the heading “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER,” insofar as it presents legal conclusions with respect to matters of United States federal income tax law, subject to the limitations and qualifications referred to therein, accurately sets forth the material United States federal income tax consequences of the Merger and constitutes the opinion of Bryan Cave Leighton Paisner LLP; (b) the Merger will constitute a “reorganization” within the meaning of section 368(a) of the Code, and (c) each of Nicolet and the Company will be a party to such reorganization within the meaning of section 368(b) of the Code.

The foregoing opinion reflects our best professional judgment as to the correct United States federal income tax consequences of the matters that it addresses. Our opinion is expressly conditioned on, among other things, the accuracy of all facts, information, statements and representations referred to, set forth or assumed herein, in the Merger Agreement, the Registration Statement or the Tax Representation Letters. Any material change in the law, authorities, or such facts, information, statements or representations could affect the conclusions stated herein. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect) in (i) applicable law or (ii) factual matters arising subsequent to the date hereof that would cause any statement, representation or assumption herein to no longer be true or correct.

Except as set forth above, we express no opinion as to the tax consequences, whether federal, state, local or foreign, of the Merger or any other transaction, including any other transaction undertaken in connection with the Merger or contemplated by the terms of the Merger Agreement. We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the use of our name and the discussion of our opinion under the captions [“SUMMARY—Your Expected Tax Treatment as a Result of the Merger” and “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER”] in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Bryan Cave Leighton Paisner LLP
Bryan Cave Leighton Paisner LLP